EXHIBIT 10.6

February 13, 2004

Mr. Marc Morgenstern


Dear Mr. Morgenstern

On behalf of Loudeye Corp., a Delaware corporation ("Loudeye"), I am pleased to offer you the position of Vice President and General Manager of Overpeer (the "Company"), an entity anticipated to be a wholly owned subsidiary of Loudeye. Speaking for myself, as well as the other members of the Company's management team, we are very much looking forward to having you on the team.

The terms of your new position with the Company are as set forth below:

      1.    Position.

                  a. You will be Vice President and General Manager of the Company, working out of the Company's offices in New York, NY. You will report to the CEO of Loudeye.

                  b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter is designed to prevent you from accepting speaking or presentation engagements consistent with the Company's business plan in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

      2. Start Date. This offer is expressly contingent upon Loudeye completing its acquisition of the Company ("closing") and is void if said condition does not occur. Subject to fulfillment of any conditions imposed by this letter agreement, your employment will commence the first business day following closing.

      3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

      4.    Compensation.

                  a. Base Salary. You will be paid a monthly salary of $15,833.33, which is equivalent to $190,000.00 on an annualized basis. Your salary will be payable in two equal payments per month pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company).

                  b. Bonus. You will have an opportunity to earn bonuses that will be aligned to Company and personal objectives. The bonus amount available will be 100% of your current base salary. Seventy five percent (75%) of your total available bonus will be aligned to three business performance metrics: revenue growth, earnings (EBITDA) and cash flow. The specifics of these Company objectives will be determined by the CEO and will be subject to approval by the Board of Directors. Twenty five percent (25%) of your total available bonus will be aligned with personal MBO's that you and I will define together.

                  c. Annual Review. Your base salary will be reviewed annually as part of the Company's normal salary review process.

      5.    Stock Options.

                  a. Initial Grant. You will be eligible to participate in stock option or other incentive programs available to officers or employees of the Company. Your initial grant amount will be issued on your Start Date and will total 180,000 Options. The shares shall vest over a four year period and become exercisable in accordance with the following schedule: 18.75% of the Shares on the nine month anniversary from your Start Date and quarterly thereafter at a rate of 6.25% of the total number of options every quarter until fully vested (pro-rate for any periods less than a full calendar quarter).

      6. Proprietary Information and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

      7. Benefits. The Company will provide you with standard medical and optional dental insurance benefits. You will be eligible to purchase coverage for your dependents under The Company's medical and dental insurance program. The company pays 50% of the medical and dental premiums for spouse and dependents.

      8. Confidentiality of Terms. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

      9. At-Will Employment. Notwithstanding the Company's obligation described in Section 6 above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

      10. Severance: Notwithstanding Section 6 above, if your employment is terminated for reasons other than cause, you shall be entitled to receive three month's base salary and continued benefits coverage, together with any bonus that has been earned and accrued as of the termination date.

      11. Prior Contractual Commitment: This letter of employment supercedes and voids any previous employment or related agreements with the Company.

Marc, we are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information and Inventions Agreement. This letter, together with the Proprietary Information and Inventions Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

LOUDEYE CORP.

/s/ Jeff Cavins

Jeff Cavins

President and CEO

ACCEPTED AND AGREED:

   /s/ Marc Morgenstern
------------------------

Signature

2/18/04

Date

Enclosure: Proprietary Information and Inventions Agreement

                                       3